EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of January 1, 2003, by and between Imperial Parking Corporation, a Delaware corporation with its principal place of business at 601 West Cordova Street, Vancouver, British Columbia V6B 1G1 (the “Company”) and Bruce Newsome, 5741 – 125A Street, Surrey, B.C. V3W 0J3 (“Executive”).

WHEREAS, the Company and Executive wish to amend the terms and conditions upon which Executive continues as Chief Financial Officer, Senior Vice-President Finance and Secretary of the Company.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and undertakings stated herein, Executive and the Company hereby agree as follows.

1.    Period of Employment. Subject to all of the terms and conditions hereof including without limitation, the termination provisions of this Agreement, the term of this Agreement shall commence on January 1, 2003 and end on March 27, 2006 (the “Initial Term”); provided that, this Agreement shall be automatically renewed for additional successive one (1) year periods (each referred to as a “Renewal Term” and the Initial Term or any Renewal Term sometimes referred to herein individually as a “Term” and collectively as the “Employment Period”) unless the Company delivers written notice to Executive at least thirty (30) days prior to the expiration of such Initial Term or Renewal Term of its election to terminate this Agreement as of the end of the then current Term. By executing this Agreement, the Company and Executive represent that neither (i) the negotiation or execution of this Agreement nor (ii) the performance of their respective duties and obligations hereunder, shall violate any other agreement or law to which such parties are bound or subject.

2.    Duties and Powers of Executive.

     (a)       Subject to all of the terms and conditions hereof, during the Employment Period, the Company shall employ Executive as Chief Financial Officer, Senior Vice-President Finance and Secretary of the Company. In addition, during the Employment Period, Executive shall also serve in such capacity for any and all subsidiaries of the Company, unless Executive waives such assignment. During the Employment Period, Executive shall have these powers and duties normally associated with the position of Chief Financial Officer including responsibility for all financial and accounting affairs of the Company and its subsidiaries, and such other powers and duties as may be prescribed by the Company; provided, that, such powers and duties are consistent with Executive’s position. During the Employment Period, Executive shall exclusively devote his professional and business time (other than absences due to illness or vacation) to Executive’s duties hereunder, except that Executive may serve on boards of directors or advisory boards of charitable organizations for reasonable amounts of time and make reasonable personal investments; provided, that, such activities do not interfere with his services to the Company.

     (b)       In the exercise of any of his responsibilities or authority hereunder, Executive shall act in good faith, and so long as Executive acts in good faith, he will have no liability or obligation to the Company for any act or omission resulting from carrying out such obligation, irrespective of whether or not such act or omission may have been reasonably prudent or in good business judgment.

     (c)     The Company shall indemnify and hold Executive harmless from and against any and all claims, damages, costs, suits, actions and expenses (including legal fees), arising directly or indirectly, in whole or in part, out of any matter related to the Company, or any action taken by Executive within the scope of his duties or authority hereunder, excluding only such of the foregoing as arise from negligent acts or bad faith of the CFO and this indemnity will survive termination or expiration of this Agreement.

     (d)       Executive shall indemnify and hold the Company harmless from and against any and all claims, damages, costs, suits or actions arising out of any breach, violation or non-performance of any covenant, condition or agreement in this Agreement set forth and contained on the part of the Executive to be fulfilled, kept, observed or performed and this indemnity will survive the termination or expiration of this Agreement.

3.    Compensation.

     (a)       From January 1, 2003 to February 7, 2003, the Company shall pay Executive an annual base compensation of $270,773 CDN and $7,500 USD and thereafter for the remainder of the Employment Period the Company shall pay Executive an annual base compensation of $270,773 CDN and $20,000 USD, in approximately equal installments in accordance with the Company’s customary payroll practices (“Base Salary”). During the Employment Period, Executive’s Base Salary shall not be reduced.

     (b)       Executive shall be awarded such stock options as the Compensation Committee of the Company, in its sole discretion, shall see fit.

     (c)       Executive shall be awarded such annual cash bonus as the Compensation Committee of the Company, in its sole discretion, shall see fit based primarily upon the financial performance of the Company. Any such bonus will be paid within 120 days of the commencement of the fiscal year of the Company.

4.    Benefits.

     (a)       During the Employment Period, the Company shall provide to Executive all such health insurance, dental insurance, life insurance, disability insurance, retirement savings, pension, and other fringe benefits as are provided from time to time by the Company to its senior executives generally, in accordance with the Company’s general benefits practices then in effect, in addition to any fringe benefits provided for expressly in this Agreement without regard to eligibility restrictions contained therein.

     (b)       During the Employment Period and upon appropriate documentation, the Company shall reimburse Executive for all reasonable business and travel expenses incurred by Executive in performing his duties hereunder in accordance with the Company’s reimbursement policy for senior executive officers.

     (c)       During the Employment Period, Executive shall be entitled to a minimum of five (5) weeks paid vacation per year and such other paid absences whether for holidays, sick days, personal time or any similar purposes in accordance with the plans, policies and practices of the Company in effect from time to time for senior executive officers generally; provided, however, if less than five (5) weeks vacation is taken by Executive in any year, the balance of vacation time may be taken in whole or in part in any later year or years, in addition to that year’s vacation time.

     (d)       During the Employment Period, the Company shall contribute $1,125 per month to a registered retirement plan of the Executive’s choice, for the benefit of Executive.

     (e)       During the Employment Period, the Company shall reimburse the Executive for all vehicle lease or purchase payments in the amount of $1,000 per month and shall further reimburse Executive for all reasonable motor vehicle expenses and costs.

     (f)       During the Employment Period, the Company shall reimburse the Executive for all club, membership and association fees and dues in The Point Grey Golf and Country Club and all expenses incurred by Executive at such club for business purposes. All personal expenses at the club shall be paid by Executive.

     (g)       During the Employment Period, the Company shall pay for all professional association dues and expenses reasonably incurred by Executive in his capacity as a chartered accountant.

     (h)       As soon as administratively feasible following the execution of this Agreement, the Company shall pay directly to Executive’s legal counsel(s) the reasonable attorneys’ fees and costs that Executive incurred in connection with the negotiation and preparation of this Agreement, provided that such legal fees and costs do not exceed $2,000.

5.    Termination. Executive’s employment by the Company hereunder shall end immediately upon:

     (a)       Receipt by the Company of Executive’s resignation from the Company on no less than forty-five (45) days prior written notice;

     (b)       Executive’s receipt of written notice from the Company of termination of Executive’s employment on no less than forty-five (45) days prior written notice;

     (c)       Executive’s death or Disability; or

     (d)       Expiration of the Employment Period;

and the date on which any of the foregoing terminations shall occur shall be the “Termination Date” hereunder.

6.    Payments Upon Termination.

     (a)       If Executive’s employment hereunder ends by reason of:

(i) Resignation by Executive without Good Reason;

(ii) The termination by the Company for Cause; or

(iii) Death;

then the Company shall pay Executive’s Base Salary through the Termination Date, accrued but unpaid bonus for completed performance periods, and any other payments or benefits due to Executive under any plan or policy of the Company or as otherwise set forth in this Agreement. In addition, if Executive’s employment is terminated due to his death, then the Company shall pay to his beneficiaries or estate, as the case may be, a prorated bonus for the year of termination.

     (b)       If Executive’s employment hereunder ends by reason of Disability, then the Company shall continue to pay Executive’s Base Salary and pro-rated bonus for six (6) months offset by any payments Executive should receive under a long-term disability plan maintained by the Company or its affiliates. In addition, Executive shall be paid any accrued, but unpaid Bonus for completed performance periods and any other payments or benefits due to Executive under any plan or policy of the Company or as otherwise set forth in this Agreement including any benefits that Executive may be entitled to under any disability insurance maintained for the benefit of Executive during the term of his employment.

     (c)       If Executive’s employment hereunder ends by reason of:

                  (i)     Termination by the Company without Cause;

                  (ii)     Resignation by Executive for Good Reason; or

                  (iii)    The Company electing to terminate this Agreement as of the end of the then current Term by delivery of written notice to Executive in accordance with section 1 of this Agreement, then the Company shall, within 15 days after the Termination Date, pay Executive a lump sum payment in cash equal to two times the sum of his then annual Base Salary (“Severance”), together with any other amounts that he is owed under any incentive plans or other benefit plans (including, without limitation, severance or bonus plans) in which he is then participating. In addition, the Company shall continue to provide Executive and his family with fully paid health and dental insurance coverage for a period of two years following such termination.

     (d)       Termination by the Company for Cause shall mean termination for:

                  (i)     An act or acts of dishonesty or fraud, knowingly and intentionally undertaken by Executive, and intended to result in enrichment of Executive at the expense of the Company;

                  (ii)     A significant and material failure to perform the duties and obligations of Executive’s employment which are willful and deliberate on Executive’s part and which are not remedied or in the process of being substantially remedied in a reasonable period of time after receipt of written notice from the Company;

                  (iii)    The final conviction of Executive of, or plea by Executive of guilty to, an indictable offence involving theft, fraud or any other act inconsistent with the general level of conduct reasonably expected of a senior financial executive; or

                  (iv)    A breach of any material provision of this Agreement which Executive has failed to cure or to commence to take reasonable steps to cure within thirty (30) days of written notice thereof by the Company.

For purposes of this paragraph, no act by Executive shall be considered “willful” or “intentional” unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company. Cause shall not exist under this paragraph unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose (after reasonable, but in no event less than twenty (20) days, notice to Executive and an opportunity for Executive, together with the counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in this paragraph and specifying the particulars thereof in detail. This shall not prevent Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists.

     (e)       Good Reason for resignation by Executive shall mean resignation because of:

                  (i)     without the express written consent of Executive, the assignment to Executive of duties materially adverse and inconsistent in any substantial respect with Executive’s position, authority and responsibilities at the Company or any other material change in authority;

                  (ii)     any material failure by the Company to comply with the provisions of this Agreement other than any failure remedied by the Company, within thirty (30) days following receipt of notice thereof given by Executive; or

                  (iii)    any failure of the Company to pay Executive his Base Salary when otherwise due or any action taken by the Company or the Company to reduce such Base Salary, other than an inadvertent failure which is immediately remedied by the Company after notice thereof given by Executive.

     (f)       Disability means the determination by a physician mutually agreeable to the Company and Executive that Executive is unable to perform Executive’s duties hereunder by reason of illness or other physical or mental impairment or condition for 182 days in any 365 day period.

7.    Confidentiality; Non-Competition; and Non-Solicitation.

     (a)       Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its affiliates (“Confidential Information”), which shall have been obtained by Executive during Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     (b)       In consideration of the benefits to be provided to Executive hereunder, Executive covenants that he will not, without the prior written consent of the Company, during the Employment Period and the twelve (12) month period immediately following a termination of his employment for any reason (“Restriction Period”) engage in any way, directly or indirectly, in the Business (as defined below) within any geographic location in which the Company is conducting the Business, other than as an employee of the Company. For purposes of this Section 7, Business means all activities of the Company relating to (i) acquiring, owning, leasing, managing or operating parking facilities; (ii) providing consulting services in connection with the development and operation of parking facilities; (iii) manufacturing, assembling, selling and distributing parking meters and parking facility operation and control equipment; and (iv) printing and selling parking tickets.

     (c)       Executive hereby covenants and agrees that, at all times during the Restriction Period, Executive shall not employ or seek to employ any person employed during such period by the Company, or otherwise encourage or entice such person or entity to leave such employment.

8.    No Set-off. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, or other right which the Company or the Company may have against Executive or others. In no event, shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

9.    Successors and Assigns. This Agreement is binding on Executive and the Company and its successors and assigns; provided, however, that the rights and obligations of the Company under this Agreement may not be assigned to a successor without the prior written consent of Executive which consent shall not be unreasonably withheld. No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity.

10.    Governing Law. This Agreement shall be construed under and governed by the laws of the Province of British Columbia without regard to the conflicts or choice of law provisions thereof.

11.    Severability. Each section and provision of this Agreement shall be considered severable and any invalidity of any provision shall not render invalid or impair to any extent any other section or provision hereof, all of which shall be interpreted to carry out the intent of the parties to the fullest extent permissible under the law.

12.    Arbitration. If any dispute arises between the parties with respect to the application, interpretation, or termination of this Agreement, then such dispute shall be submitted to arbitration for resolution in Vancouver, British Columbia. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the B.C. Commercial Arbitration Act, except that the rules set out in that Act are to apply rather than the rules of the British Columbia International Arbitration Centre. Any request for arbitration must be made in writing by the party seeking arbitration and must be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the other party within 90 days after the date on which the dispute between the parties first arose. The decision of the arbitrator regarding any such dispute shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The Company shall reimburse Executive for all reasonable legal fees and out-of-pocket expenses attributable to the dispute, unless the position taken by the Company is found to be correct in all material respects.

13.    Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth on the first page of this Agreement or at such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered or, if mailed, 2 days after the date postmarked.

14.    Survival of Rights and Obligations. All rights and obligations of Executive and the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of the Agreement unless otherwise provided herein.

15.    Miscellaneous. This Agreement shall contain the entire understandings of the parties hereto with respect to the employment of Executive by the Company, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. No provision thereof may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by the parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies thereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder. All amounts herein are in Canadian currency unless otherwise specified. All payments to Executive hereunder shall be paid in Vancouver, Canada.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

BRUCE NEWSOME	IMPERIAL PARKING CORPORATION

Charles Huntzinger, President and CEO